Exhibit 3.1

CERTIFICATE OF FORMATION

OF

NEIMAN MARCUS GROUP LTD LLC

This Certificate of Formation of Neiman Marcus Group LTD LLC (the “LLC”) is being executed by the undersigned for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del. C.§18-101, et seq.).

FIRST.                                 The name of the limited liability company formed hereby is “Neiman Marcus Group LTD LLC.”

SECOND.                  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

THIRD:                           The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned, an authorized person of the LLC, has caused this Certificate of Formation to be duly executed as of the date first written above.

AUTHORIZED PERSON

/s/ Brenda Sanders